UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CAROLINA BANK HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

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CAROLINA BANK HOLDINGS, INC.

101 North Spring Street

Greensboro, North Carolina 27401

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE is hereby given that a Special Meeting of Shareholders of Carolina Bank Holdings, Inc. (the “Company”) will be held as follows:

Place:	Carolina Bank 101 North Spring Street Greensboro, North Carolina

Date:	December 19, 2008

Time:	10:00 a.m.

The purposes of the meeting are:

1.	To consider a proposal to amend the Articles of Incorporation to authorize the issuance of up to 1,000,000 shares of preferred stock, no par value per share, to be issued in one or more series with such preferences, limitations and relative rights as shall be designated by the Board of Directors;

2.	To consider a proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting; and

3.	To transact such other business as may properly be presented for action at the meeting.

YOU ARE INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. HOWEVER, EVEN IF YOU PLAN TO ATTEND, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED APPOINTMENT OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE TO ENSURE THAT A QUORUM IS PRESENT AT THE MEETING. THE GIVING OF AN APPOINTMENT OF PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE IT OR TO ATTEND THE MEETING AND VOTE IN PERSON.

By Order of the Board of Directors

/s/ Robert T. Braswell

Robert T. Braswell

President and Chief Executive Officer

November 20, 2008

CAROLINA BANK HOLDINGS, INC.

101 North Spring Street

Greensboro, North Carolina 27401

PROXY STATEMENT

Mailing Date: On or About November 24, 2008

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD DECEMBER 19, 2008

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Carolina Bank Holdings, Inc. (the “Company”) of appointments of proxy for use at a special meeting of the Company’s shareholders (the “Special Meeting”) to be held on December 19, 2008, at 10:00 a.m., at Carolina Bank, 101 North Spring Street, Greensboro, North Carolina, and at any adjournments thereof. The Company’s proxy solicitation materials are being mailed to shareholders on or about November 24, 2008. In this Proxy Statement, the Company’s subsidiary bank, Carolina Bank, is referred to as the “Bank.”

Voting of Proxies

Persons named in the enclosed appointment of proxy as proxies (the “Proxies”) to represent shareholders at the Special Meeting are Gary N. Brown, James E. Hooper and D. Wayne Thomas. Shares represented by each appointment of proxy that is properly executed, returned and not revoked, will be voted in accordance with the directions contained therein. If no directions are given, such shares will be voted “FOR” Proposal 1. On such other matters as may come before the meeting, the Proxies will be authorized to vote in accordance with their best judgment. An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with T. Allen Liles, Secretary and Treasurer of the Company, a written instrument revoking it or a duly executed Appointment of Proxy bearing a later date, or by attending the Special Meeting and announcing his or her intention to vote in person.

Record Date

The close of business on November 5, 2008 has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Only those shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities

The Company’s voting securities are the shares of its common stock, par value $1.00 per share, of which 3,348,193 shares were issued and outstanding on the Record Date. As of the Record Date, there were approximately 1,209 shareholders of the Company’s common stock.

Voting Procedures; Quorum; Votes Required for Approval

At the Special Meeting, each shareholder will be entitled to one vote for each share held of record on the Record Date on each matter submitted for voting.

A majority of the shares of the Company’s common stock issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Special Meeting.

Assuming a quorum is present, in the case of Proposal 1, for such proposal to be approved, the proposal must be approved by a majority of the votes cast. Abstentions and broker non-votes will have no effect.

Approval of Proposal 2, authorizing the adjournment of the special meeting to solicit additional proxies, would require the affirmative vote of a majority of the shares represented at the meeting, whether or not a quorum is present.

Revocation of Appointment of Proxy

Any shareholder who executes an appointment of proxy has the right to revoke it at any time before it is exercised by filing, with the Secretary of the Company, either an instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Special Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Company will pay the cost of preparing, assembling and mailing this Proxy Statement. Appointments of proxy also may be solicited personally or by telephone by the Company’s and the Bank’s directors, officers and employees without additional compensation. The Company will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s common stock.

Beneficial Ownership of Securities by Management

As of the Record Date, there were no shareholders known to management to own more than 5% of the Company’s common stock.

The following table lists the individual beneficial ownership of the Company’s common stock as of the Record Date, by the Company’s directors and executive officers, individually and as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percentage of Class(3)
J. Alexander S. Barrett	5,344		0.15
Greensboro, NC
Robert T. Braswell	111,703		3.17
Greensboro, NC
Gary N. Brown	67,192		1.91
Summerfield, NC
George E. Carr	23,118	(4)	0.67
Greensboro, NC
John D. Cornet	51,662	(5)	1.47
Greensboro, NC
Gunnar N.R. Fromen	57,835		1.64
Greensboro, NC
James E. Hooper	52,240		1.48
Greensboro, NC
Daniel Hornfeck	12,156		0.35
Greensboro, NC
T. Allen Liles	48,411		1.37
Asheboro, NC
Kenneth C. Mayer, Jr.	6,162		0.18
Greensboro, NC
T. Gray McCaskill	6,204		0.18
Greensboro, NC
D. Wayne Thomas	7,931		0.23
Asheboro, NC
All Directors and Executive Officers as a Group (12 persons)	449,958		12.80

(1)	Except as otherwise noted, to the best knowledge of management of the Company, the individuals named or included in the group above exercise sole voting and investment power over the amount of shares disclosed above except for the following shares over which voting and investment power is shared: Mr. Braswell – 1,254 shares.
(2)	Included in the beneficial ownership tabulations are the following options to purchase shares of common stock: Mr. Braswell – 76,615 shares; Mr. Brown – 6,134 shares; Mr. Carr – 5,257 shares; Mr. Cornet – 7,712 shares; Mr. Fromen – 37,101 shares; Mr. Hornfeck – 10,680 shares and Mr. Liles – 30,221 shares. These options are capable of being exercised within 60 days of the Record Date and therefore, under the beneficial ownership rules of the Securities and Exchange Commission (the “SEC”), are deemed to be owned by the holder.
(3)	The calculations of the percentage of class beneficially owned by each individual and the group is based, in each case, on the sum of (i) 3,348,193 shares currently outstanding plus (ii) the number of options capable of being exercised within 60 days of the Record Date.
(4)	Includes 8,573 shares owned by Mr. Carr’s business.
(5)	Includes 85 shares owned by Mr. Cornet’s spouse.

PROPOSAL 1

AMENDMENT OF THE ARTICLES OF INCORPORATION

The Proposed Amendment

The Board of Directors of the Company has approved and recommends that the shareholders approve Proposal 1, which provides for the amendment of the Articles of Incorporation of the Company by amending Article II to authorize the issuance of up to 1,000,000 shares of preferred stock. The proposed amendment to Article II of the Company’s Articles of Incorporation is attached to this Proxy Statement in its entirety as Exhibit A.

Reasons for the Amendment

It is the Company’s intention to finance its operations and continued growth through, among other things, the issuance from time to time of various equity securities. Furthermore, the Board of Directors believes it is in the best interests of the Company and its shareholders to permit the Company to issue preferred stock with such dividend rates, conversion prices, voting rights, redemption prices, maturity dates, rights, privileges and preferences as may be determined by the Board of Directors from time to time. Accordingly, the proposed amendment is necessary to provide the Company with the flexibility to take advantage of such opportunities in the future.

Pursuant to North Carolina law, authorized and unissued shares (other than those shares reserved for specific purposes) are available for issuance by the Company to such investors and for such consideration as the Board of Directors may determine from time to time. Shareholders may not be given the opportunity to vote on such matters, unless shareholder approval is required by applicable law or unless the Board of Directors, in its judgment, recommends shareholder approval. Shareholders have no preemptive rights to subscribe for newly issued shares. Because there are no preemptive rights, the issuance of additional shares could dilute the interests of existing shareholders.

The Board of Directors believes that the proposed increase in the number of authorized shares of capital stock and authorization of the future issuance of up to 1,000,000 shares of preferred stock will provide flexibility needed to meet corporate objectives and is in the best interests of the Company and its shareholders. If the proposal is approved, officers of the Company will promptly make the appropriate filings with the Department of the North Carolina Secretary of State and take any other action necessary to implement the amendment.

Potential Issuance of Preferred Stock Pursuant to the Department of the Treasury Capital Purchase Program

The Company is currently evaluating participation in the Department of the Treasury Capital Purchase Program. The Department of the Treasury is not obligated to accept any application for participation and reject the Company’s application in whole or in part. Furthermore, even if its application is accepted, the Company may determine that participation in the program is not in the best interests of shareholders. In the event the Company’s application is approved and the Company elects to participate, it is currently anticipated that the Company would realize net proceeds of between $5.3 million and $16.0 million from the sale of perpetual preferred stock with the terms described below (“TCPP Preferred Stock”).

Price and Liquidation Preference

•	Issuance price of $1,000 per share

•	$1,000 liquidation preference per share

Rank

The TCPP Preferred Stock would, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up and dissolution, rank:

•	senior to all classes of common stock and all equity securities issued by the Company the terms of which specifically provide that such equity securities will rank junior to the TCPP Preferred Stock

•	equally with any equity securities issued by the Company the terms of which specifically provide that such equity securities will rank equally with the TCPP Preferred Stock

•	junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities will rank senior to the TCPP Preferred Stock

Dividends

•

5% annual dividend, payable quarterly on the 15th day of February, May, August and November of each year, increasing to 9% upon the fifth anniversary of issuance, when, as and if declared by the Company’s Board of Directors

Redemption

•	The TCPP Preferred Stock would be non-redeemable for a minimum period of three years, except in special circumstances

Voting Rights

•

Holders of the TCPP Preferred Stock will have no voting rights except as otherwise required by law, the rules of any securities exchange on which such preferred stock may be listed or our Articles of Incorporation

•

If dividends on the TCPP Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the TCPP Preferred Stock will have the right to elect two directors to the Company’s board of directors

Warrants

•	Any issuance of the TCPP Preferred Stock must be accompanied by warrants to purchase a number of shares of the Company’s common stock equal to 15% of the aggregate liquidation preference of the TCPP Preferred Stock issued, subject to adjustment in certain circumstances

•	The exercise price of the warrants would be based on a 20-day trading average of the Company’s common stock, subject to customary anti-dilution adjustments

•

In the event that the Company issues qualifying equity securities on or before December 31, 2009 yielding proceeds greater than or equal to the aggregate issue price of all TCPP Preferred Stock issued to the Department of the Treasury, the number of warrants outstanding will be decreased by 50%

Use of Proceeds

In the event the Company is approved for participation in the Department of the Treasury Capital Purchase Program, and elects to participate, it intends to use the net proceeds from the issuance of the TCPP Preferred Stock for general corporate purposes, including funding the continued lending operations and growth and expansion of the Bank’s franchise. The Company has not otherwise made any specific allocation for the use of any proceeds from the issuance of the TCPP preferred stock.

Dilution to Existing Shareholders

The issuance of the TCPP Preferred Stock would dilute the interests of the Company’s existing common shareholders to the extent that income is utilized for the payment of dividends on the TCPP Preferred Stock. Issuance of the TCPP Preferred Stock would have a dilutive effect on the voting power of common shareholders in limited circumstances where preferred shares have a legal right to vote on certain matters.

Furthermore, issuance of the warrants described above would represent potential shares that could be issued in the future, which would be dilutive to holders of the Company’s common stock.

Executive Compensation

In the event the Company participates in the Department of the Treasury Capital Purchase Program, it will be required to amend certain executive compensation plans and agreements to comply with limitations that would be imposed on payments to senior executive officers upon the occurrence of a change in control of the Company. Any modifications or amendment to such agreements or plans will be described in the Company’s future filings with the Securities and Exchange Commission. The Company files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or at www.sec.gov.

Pro Forma Financial Information

The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to our historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data gives effect to the following events as if they had occurred on January 1, 2008 and January 1, 2007 in the case of the consolidated statements of income data for the nine months ended September 30, 2008 and for the year ended December 31, 2007, respectively, and September 30, 2008 in the case of the consolidated balance sheet data:

•	The issuance of a minimum of $5.35 million and a maximum of $16.0 million of TCPP Preferred Stock;

•	The issuance of warrants to purchase a minimum of 116,000 and a maximum of 346,000 shares of the Company’s common stock at an assumed purchase price of $6.94 per share; and

•	Investment of the net proceeds from the issuance of TCPP Preferred Stock and warrants at the average federal funds rates for the applicable periods.

We present unaudited pro forma consolidated balance sheet data, including selected line items from our balance sheet and selected capital ratios, as of September 30, 2008. We also present unaudited pro forma condensed consolidated income statements for the nine months ended September 30, 2008 and for the year ended December 31, 2007. The pro forma financial data may change materially based on the timing and utilization of the proceeds as well as certain other factors including the strike price of the warrants, any subsequent changes in our common stock price, and the discount rate used to determine the fair value of the preferred stock.

The information should be read in conjunction with our audited financial statements and the related notes as filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the Capital Purchase Program been received, or the issuance of the warrants pursuant to the Capital Purchase Program been made, at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future. In addition, as noted above, our participation in the Department of the Treasury Capital Purchase Program is subject to our shareholders approving the proposed amendments to the Company’s articles of incorporation described in this proxy statement.

We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposals to amend the Company’s articles of incorporation. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control.

Carolina Bank Holdings, Inc. and Subsidiary

Proforma Consolidated Balance Sheet Data and Capital Ratios

(dollars in thousands)

	At September 30, 2008
	Historical	Proforma Minimum	Proforma Maximum
	(unaudited)
Balance Sheet:
Total Assets(1)	$591,364	$596,713	$607,364
Total shareholders equity	31,357	36,706	47,357

Capital Ratios:
Total risk-based capital to risk-weighted assets(1)	8.79%	9.77%	11.71%
Tier 1 capital ratio(1)	7.77%	8.75%	10.70%
Leverage ratio	7.28%	8.20%	10.02%
Equity to assets ratio	5.30%	6.15%	7.80%
Tangible equity to tangible assets ratio	5.30%	6.15%	7.80%

(1)	Assumes the entire proceeds are invested in federal funds sold at a 20% risk weighting.

Carolina Bank Holdings, Inc. and Subsidiary

Proforma Condensed Consolidated Statements of Income

Proceeds of $5.349 million and $16 million in Preferred Stock

(dollars in thousands, except per share data)

	$5.349 million in Preferred Stock				$16 million in Preferred Stock
	Historical 9 Months Ended 9/30/2008	Adjustments		Proforma 9 Months Ended 9/30/2008	Historical 9 Months Ended 9/30/2008	Adjustments		Proforma 9 Months Ended 9/30/2008
Net interest income	$11,136	$96	(1)	$11,232	$11,136	$288	(1)	$11,424
Provision for loan losses	1,205	—		1,205	1,205	—		1,205

Net interest income after provision for loan losses	9,931	96		10,027	9,931	288		10,219

Non-interest income	3,312	—		3,312	3,312	—		3,312
Non-interest expense	10,127	—		10,127	10,127	—		10,127

Income before income taxes	3,116	96		3,212	3,116	288		3,404
Income tax expense	1,102	37	(2)	1,139	1,102	111	(2)	1,213

Net income	$2,014	$59		$2,073	$2,014	$177		$2,191
Less: preferred dividends	—	260	(3)	260	—	776	(3)	776

Income available to common stockholders	$2,014	$(201)		$1,813	$2,014	$(599)		$1,415

Basic earnings per share available to common stockholders	$0.60	$(0.06)		$0.54	$0.60	$(0.18)		$0.42

Diluted earnings per share available to common stockholders	$0.59	$(0.06	)(4)	$0.53	$0.59	$(0.18	)(4)	$0.41

Weighted average shares outstanding:
Basic	3,343	—		3,343	3,343	—		3,343
Diluted	3,393	32		3,425	3,393	97		3,490

Carolina Bank Holdings, Inc. and Subsidiary

Proforma Condensed Consolidated Statements of Income

Proceeds of $5.349 million and $16 million in Preferred Stock

(in thousands, except per share data)

	$5.349 million in Preferred Stock				$16 million in Preferred Stock
	Historical 12 Months Ended 12/31/2007	Adjustments		Proforma 12 Months Ended 12/31/2007	Historical 12 Months Ended 12/31/2007	Adjustments		Proforma 12 Months Ended 12/31/2007
Net interest income	$14,171	$269	(1)	$14,440	$14,171	$803	(1)	$14,974
Provision for loan losses	1,162	—		1,162	1,162	—		1,162

Net interest income after provision for loan losses	13,009	269		13,278	13,009	803		13,812

Non-interest income	1,729	—		1,729	1,729	—		1,729
Non-interest expense	9,927	—		9,927	9,927	—		9,927

Income before income taxes	4,811	269		5,080	4,811	803		5,614
Income tax expense	1,787	104	(2)	1,891	1,787	310	(2)	2,097

Net income	$3,024	$165		$3,189	$3,024	$493		$3,517
Less: preferred dividends	—	346	(3)	346	—	1,034	(3)	1,034

Income available to common stockholders	$3,024	$(181)		$2,843	$3,024	$(541)		$2,483

Basic earnings per share available to common stockholders	$0.92	$(0.05)		$0.87	$0.92	$(0.16)		$0.76

Diluted earnings per share available to common stockholders	$0.89	$(0.07	)(4)	$0.82	$0.89	$(0.19	)(4)	$0.70

Weighted average shares outstanding:
Basic	3,280	—		3,280	3,280	—		3,280
Diluted	3,403	51		3,454	3,403	151		3,554

(1)	Assumes that the proceeds from the Capital Purchase Program are invested at the average Federal funds rate for the period (5.02% in 2007 and 2.40% for the nine months ended 9/30/2008). The actual impact to net interest income would be different as we expect to invest a substantial portion of the proceeds in new loans. The impact of investing in new loans cannot be estimated due to the actual timing of loan originations, the rates charged on new loans, and the additional loan loss provisions required due to the new loans.
(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1.
(3)	Consists of dividends on preferred stock at 5% annually plus accretion of the discount on preferred stock upon issuance. The discount is primarily determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method, approximately 10%, over a five year term, which is the expected life of the preferred stock issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount rate, or market rate, on the preferred stock and the value of the common stock warrants. The proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the common stock warrants is determined using a Black-Scholes model which includes assumptions regarding our common stock price, dividend yield, stock price volatility, and risk free interest rate.
(4)	The Treasury will receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date. These proformas assume the Treasury will have the option to buy 116,000 shares of our common stock if we issue $5.349 million in preferred stock and 346,000 shares of our common stock if we issue $16 million in preferred stock, based on our trailing twenty day average common stock price of $6.94 as of November 17, 2008. The treasury stock method was utilized to determine dilution of the warrants for the periods presented.

Securities Registration

If the Company participates in the Department of the Treasury Capital Purchase Program, TCPP Preferred Stock will be issued pursuant to an exemption from registration under the Securities Act of 1933 and applicable state securities laws. Following issuance, the Treasury Department (or any subsequent holder of such TCPP Preferred Stock) will have the right to require the Company to register the TCPP Preferred stock, the warrants issued in connection therewith, and/or the Company’s common stock underlying such warrants. Such registration rights would likely cause the Company to incur in increased compliance expense.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE AMENDMENT OF THE ARTICLES OF INCORPORATION OF THE COMPANY.

PROPOSAL 2

ADJOURNMENT OF THE MEETING

In the event that there are not sufficient votes to constitute a quorum or approve the matters to be considered at the time of the special meeting and the matters to be considered by the shareholders at the meeting could not be approved unless the special meeting was adjourned to a later date or dates in order to permit further solicitation of proxies, if necessary, the Company has submitted the question of adjournment to its shareholders as a separate matter for their consideration.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2 AUTHORIZING ADJOURNMENT OF THE SPECIAL MEETING TO THE EXTENT REQUIRED TO FURTHER SOLICIT PROXIES.

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Special Meeting. Should other matters be properly presented for action at the Special Meeting, the Proxies, or their substitutes will be authorized to vote shares represented by appointments of proxy according to their best judgment.

PROPOSALS FOR 2009 ANNUAL MEETING

It is anticipated that the 2009 Annual Meeting will be held on a date during April 2009. Any proposal of a shareholder which is intended to be presented at the 2009 Annual Meeting must be received by the Company at its main office in Greensboro, North Carolina no later than November 18, 2008, in order that such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a proposal for the 2009 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Company by December 31, 2008 for it to be timely received for consideration. The Company will use its discretionary authority for any proposals received thereafter.

SHAREHOLDER COMMUNICATIONS

The Company does not currently have a formal policy regarding shareholder communications with the Board of Directors, however, any shareholder may submit written communications to T. Allen Liles, Secretary and Treasurer, Carolina Bank Holdings, Inc., 101 North Spring Street, Greensboro, North Carolina 27401 whereupon such communications will be forwarded to the Board of Directors as a group or to the individual director or directors addressed.

WHERE YOU CAN FIND MORE INFORMATION

A copy of the Company’s quarterly report on Form 10-Q for the period ended September 30, 2008 and its annual report on Form 10-K for the fiscal year ended December 31, 2007 are being delivered with, and are incorporated by reference into, this proxy statement.

Additionally, you may obtain copies of these reports at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, at www.sec.gov or by contacting T. Allen Liles, Secretary and Treasurer, Carolina Bank Holdings, Inc., 101 North Spring Street, Greensboro, North Carolina 27401.

EXHIBIT A

ARTICLE II

The Corporation shall have authority to issue a total of 21,000,000 shares of capital stock. The capital stock shall consist of 20,000,000 shares of Common Stock, $1.00 par value per share, each with one vote per share and 1,000,000 shares of Preferred Stock, no par value. The preferences, limitations and relative rights of the shares of Preferred Stock shall be designated by the Board of Directors and may be issued in one or more series.

REVOCABLE PROXY

CAROLINA BANK HOLDINGS, INC.

528 College Road

Greensboro, North Carolina 27410

APPOINTMENT OF PROXY

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Gary N. Brown, James E. Hooper and D. Wayne Thomas, or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of Carolina Bank Holdings, Inc. (the “Company”) held of record by the undersigned on November 5, 2008, at the Special Meeting of Shareholders of the Company to be held at Carolina Bank, 101 North Spring Street, Greensboro, North Carolina, at 10:00 a.m. on December 19, 2008, and at any adjournments thereof. The undersigned hereby directs that the shares represented by this appointment of proxy be voted as follows on the proposals listed below:

1.	AMENDMENT OF ARTICLES OF INCORPORATION: Proposal to amend the Articles of Incorporation to authorize the issuance of up to 1,000,000 shares of preferred stock.

☐    FOR                    ☐    AGAINST                    ☐    ABSTAIN

2.	ADJOURNMENT OF MEETING: Proposal authorizing adjournment of the special meeting to the extent required to further solicit proxies.

☐    FOR                    ☐    AGAINST                    ☐    ABSTAIN

3.	OTHER BUSINESS: On such other matters as may properly come before the Special Meeting, the proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment.

THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED AS DIRECTED ABOVE. IN THE ABSENCE OF ANY DIRECTION, SUCH SHARES WILL BE VOTED FOR PROPOSAL 1. THIS APPOINTMENT OF PROXY MAY BE REVOKED BY THE HOLDER OF THE SHARES TO WHICH IT RELATES AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE OR BY ATTENDING THE SPECIAL MEETING AND ANNOUNCING HIS OR HER INTENTION TO VOTE IN PERSON.

Dated:	, 2008

Signature

Signature if held jointly

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: TO ENSURE THAT A QUORUM IS PRESENT, PLEASE SEND IN YOUR APPOINTMENT OF PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. EVEN IF YOU SEND IN YOUR APPOINTMENT OF PROXY, YOU WILL BE ABLE TO VOTE IN PERSON AT THE MEETING IF YOU SO DESIRE.